As filed with the Securities and Exchange Commission on May 19, 2006

Registration No. 333 -

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MICROMEM TECHNOLOGIES INC.
(Exact name of Registrant as specified in its Charter)

Ontario, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

777 Bay Street, Suite 1910, Toronto, Ontario, Canada M5G 2E4
(Address, including zip code, of principal executive offices)

Micromem Technologies Inc. Directors, Senior Officers and Key Employees Stock Option Plan
(Full title of the plan)

Scott A. Ziegler, Esq.
Ziegler, Ziegler & Associates LLP
570 Lexington Avenue, 44th Floor
New York, New York 10022
(212) 319-7600

(Name, address and telephone number,
including area code, of agent for service)

Copies of all communications should be sent to:

Manoj Pundit
Chitiz Pathak LLP
154 University Avenue, Suite 500
Toronto, Canada M5H 3Y9
(416) 368-0300 ext. 270

and

Scott A. Ziegler, Esq.
Ziegler, Ziegler & Associates LLP
570 Lexington Avenue, 44th Floor
New York, New York 10022
(212) 319-7600

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (US$)	Proposed Maximum Aggregate Offering Price (US$)	Amount of Registration Fee (US$)(11)
Common Shares	3,600,000	0.30 (2)	1,080,000	$115.56
Common Shares	300,000	0.80 (4)	240,000	$25.68
Common Shares	100,000	0.91 (5)	91,000	$9.74
Common Shares	2,500,000	0.72 (6)	1,800,000	$192.60
Common Shares	1,800,000	0.65 (7)	1,170,000	$125.19
Common Shares	300,000	0.60 (8)	180,000	$19.26
Common Shares	50,000	0.72 (9)	36,000	$3.85
Common Shares	100,000	0.68 (10)	68,000	$7.28
Total:	8,750,000		$4,665,000	$499.16

(1)
Common shares subject to options granted under the Registrant’s Directors, Senior Officers and Key Employees Stock Option Plan dated effective March 14, 2001 as amended and restated effective May 27, 2005 (collectively, the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers any additional securities that may become issuable pursuant to the Plan to prevent dilution resulting from any future stock split, stock dividend or similar transactions.

(2)	Common shares subject to options granted under the Plan on July 19, 2004.

(3)	Common shares subject to options granted under the Plan on January 9, 2005.

(5)	Common shares subject to options granted under the Plan on February 10, 2005.

(6)	Common shares subject to options granted under the Plan on May 27, 2005.

(7)	Common shares subject to options granted under the Plan on August 1, 2005.

(8)	Common shares subject to options granted under the Plan on October 15, 2005.

(9)	Common shares subject to options granted under the Plan on December 15, 2005.

(10)	Common shares subject to options granted under the Plan on January 19, 2006.

(11)	Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(h)(i) of the Securities Act of 1933 based on the exercise price for the options.

EXPLANATORY NOTES

The Registrant has prepared this Registration Statement pursuant to the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) to register up to 8,750,000 common shares of the Registrant issuable under the Registrant’s Directors, Senior Officers and Key Employees Stock Option Plan dated effective March 14, 2001 as amended and restated by the Directors, Senior Officers and Key Employees Stock Option Plan dated effective May 27, 2005 (collectively, the “Plan”). This Form S-8 also includes a prospectus prepared in accordance with General Instruction C of Form S-8 and in accordance with Part I of Form F-3.

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

The Registrant will send the documents containing the information specified in Part I of Form S-8 to Plan participants as specified by Rule 428(b)(1) under the Securities Act. Pursuant to the instructions to Form S-8, the Registrant is not required to file these documents either as a part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

REOFFER PROSPECTUS
MICROMEM TECHNOLOGIES INC.

3,600,000 Common Shares subject to options granted under the Plan on July 19, 2004

300,000 Common Shares subject to options granted under the Plan on January 9, 2005

100,000 Common Shares subject to options granted under the Plan on February 10, 2005

2,500,000 Common Shares subject to options granted under the Plan on May 27, 2005

1,800,000 Common Shares subject to options granted under the Plan on August 1, 2005

300,000 Common Shares subject to options granted under the Plan on October 15, 2005

50,000 Common Shares subject to options granted under the Plan on December 15, 2005

100,000 Common Shares subject to options granted under the Plan on January 19, 2006

The shareholders of Micromem Technologies Inc. (“Micromem” or the “Company“) listed on page 22 of this prospectus may offer from time to time up to a total of 8,750,000 common shares under this prospectus. The Company is not offering or selling any shares under this prospectus and will not receive any of the proceeds from the sale of the shares offered by these selling shareholders. The selling shareholders have acquired the shares pursuant to the Micromem Technologies Inc. Directors, Officers and Employees Stock Option Plan dated effective March 14, 2001 as amended and restated effective May 27, 2005 (collectively, the “Plan”).

The selling shareholders may sell the shares in varying amounts through public or private transactions at prevailing market prices or at negotiated prices. Such future prices are not currently known. Sales may be made through brokers or to dealers, who are expected to receive customary commissions or discounts. The Company will not receive any proceeds from the sale of the shares. The selling shareholders will bear all the sales commissions and similar expenses. Any other expenses incurred by us in connection with this registration and offering not borne by the selling shareholders will be borne by us.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that (i) the Company was constituted under and is governed by the laws of the Province of Ontario, that some or all of its directors and officers are or may be residents of Canada (ii) certain of the experts named herein are or may be residents of Canada, and that (iii) all or substantial portion of the assets of the Company and said persons are or may be located outside the United States.

We do not know when, how or if the selling shareholders intend to sell their common shares covered by this prospectus or what the price, terms or conditions of any sales will be. See “Plan of Distribution” below. We understand that the Securities and Exchange Commission (the “Commission”) may, under certain circumstances consider persons reselling any shares of our common shares and dealers or brokers handling a resale of shares of our common shares and dealers and brokers handling a resale of shares of our common stock to be “underwriters” within the meaning of the United States Securities Act of 1933, as amended (the “Securities Act”).

Our common shares are traded on the Over-the-Counter Bulletin Board, the principal trading market for our securities, under the symbol “MMTIF.OB”. On May 17, 2006, the last reported sale price for our common shares on the Over-the-Counter Bulletin Board was $1.03 per share.
Neither the Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

YOU SHOULD CAREFULLY CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 7 OF THIS PROSPECTUS BEFORE PURCHASING OUR COMMON SHARES.

This prospectus is dated May 19, 2006.

TABLE OF CONTENTS

Cautionary Statement Regarding Forward-Looking Statements	3
Where You Can Find More Information	3
Information Incorporated by Reference	4
Prospectus Summary	5
Risk Factors	7
About the Company	16
Capitalization and Indebtedness	16
Recent Developments	17
Price Range of Common Shares of the Company	18
Share Capital	19
Selling Shareholders	22
Use of Proceeds	24
Plan of Distribution	24
Legal Matters	24
Experts	24
Offering Expenses	25
Disclosure of Commission Position on Indemnification For Securities Act Liabilities	25

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to give you different information. You should not assume that the information incorporated by reference or provided in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of the documents.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these shares by any person in any jurisdiction in which it is unlawful for that person to make such an offer, solicitation or sale.

CAUTIONARY STATEMENT
REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. These forward-looking statements are based on current expectations, estimates and projections about our business and the industry in which we operate, management’s beliefs, and assumptions made by management. In addition, we may make forward-looking statements in future filings with the Commission and in written material, press releases and oral statements issued by or on behalf of us. Words such as “may,” “will,” “should,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” and “estimates,” variations on such words and similar expressions and the negatives thereof are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Actual results could differ materially from those expressed or forecasted in these forward-looking statements as a result of various factors, including those described in the “Risk Factors” section beginning on page 7. This list of factors is not exclusive and other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements.

All forward-looking statements in this prospectus are based on information available to us on the date hereof. We may not be required to publicly update or revise any forward-looking statements that may be made by us or on our behalf, in this prospectus or otherwise, whether as a result of new information, future events or other reasons. Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not transpire.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-8 filed by us with the Commission (under the Securities Act) with respect to the common shares offered pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement, to which reference is made for further information. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement or otherwise filed by us, each such statement is qualified in all respects by such reference.

We are subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, file reports and other information with the Commission. Under a multijurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. We are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Our Commission filings, including the Registration Statement of which this prospectus is a part, are available to the public through the Commission’s “EDGAR” (Electronic Data Gathering, Analysis and Retrieval System), available on the Commission’s website (http://www.sec.gov). You may also read and copy any document we file at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to incorporate by reference the documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents:

(i)	our Annual Report on Form 20-F for the fiscal year ended October 31, 2005, filed with the SEC on February 28, 2006;

(ii)	our unaudited financial statements for the 3 months ended January 31, 2006, filed with the SEC under cover of Form 6-K on March 31, 2006;

(iii)
our Report on Form 6-K dated March 1, 2006 (filed with the Commission on March 2, 2006), our Report on Form 6-K dated March 2, 2006 (filed with the Commission on March 2, 2006), our Report on Form 6-K dated March 7, 2006 (filed with the Commission on March 7, 2006) ), our Report on Form 6-K dated March 30, 2006 (filed with the Commission on March 30, 2006), our Report on Form 6-K dated March 31, 2006 (filed with the Commission on April 3, 2006) and our Report on Form 6-K dated April 3, 2006 (filed with the Commission on April 3, 2006)

(iv)	any Form 6-K subsequently filed with the SEC which is identified by us as being incorporated by reference into this prospectus;

All annual reports we file with the Commission pursuant to the Exchange Act on Form 20-F after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents. We may incorporate by reference any Form 6-K subsequently submitted to the Commission by identifying in such Form that it is being incorporated by reference into this prospectus. Any statement made in this prospectus, a prospectus supplement or a document incorporated by reference in this prospectus or a prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus and any applicable prospectus supplement to the extent that a statement contained in an amendment to the registration statement, any subsequent prospectus supplement or in any other subsequently filed document incorporated by reference herein or therein adds, updates or changes that statement. Any statement so affected will not be deemed, except as so affected, to constitute a part of this prospectus or any applicable prospectus supplement.

We shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents, unless such exhibits are specifically incorporated by reference to such documents. Requests for such copies should be directed to Micromem Technologies Inc., 777 Bay Street, Suite 1910, Toronto, Ontario M5G 2E4, Canada, Attention: Jason Baun, telephone (416) 364-6513.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or to buy only the securities referred to in this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is current only as of the date on the front page of those documents. Also, you should not assume that there has been no change in our affairs since the date of this prospectus or any applicable prospectus supplement.

PROSPECTUS SUMMARY

This prospectus summary highlights selected information contained elsewhere in this prospectus and the documents incorporated by reference. You should read the following summary together with the more detailed information regarding our Company and the shares being sold in this offering, which information appears elsewhere in this prospectus and in selected portions of our Annual Report on Form 20-F for the year ended October 31, 2005, and other documents filed with the SEC that we have incorporated by reference into this prospectus.

Our Business

Micromem is in the business of research and development of magnetic based random access memory. We have conducted ongoing internal research efforts for over five years, and we are continuing with beginning stage development of our memory system. We intend to sell or license our technology for use in a variety of markets. We initially plan to enter the market for applications in radio frequency identification (RFID). RFID involves the use of a radio transmitter to read data stored in a transponder (known as a “tag”) containing a computer chip.

RFID is an estimated $23 billion global market. It is estimated that 60% of that market consists of performance applications such as inventory control for pharmaceutical products, automotive diagnostics and medical devices. We believe our technology is suitable for performance applications being used at this time, as it has superior material characteristics and the system design indicates, at a preliminary level, that it would function with higher efficiency than memory currently used in RFID. In general performance applications will withstand a cost premium in exchange for relatively superior system performance. Although cost is not preliminarily indicated as an inhibitive factor moving forward in that market, we do not estimate having a cost driven memory system in place for the first round of market penetration. Cost driven applications in the RFID industry would include cost sensitive applications such as retail tagging, which need high volumes of low cost tags as a priority over superior performance.

We envision pursuing our strategy for the RFID industry in the following way:

1)
We will continue our internal research and development, seeking to form partnerships with industrial entities at the appropriate stages, to be determined by us based on progress in research and development and intellectual property protection.

2)
We will seek to co-develop our memory technology for an application in a specific field of use. An example of this would be a partnership between us and an RFID tag manufacture in which we would, upon completing a developed memory array, co-develop a proprietary memory-RFID unit. This new unit could be sold for use in a specific area of the RFID market, such as automotive diagnostics.

3)	We would seek multiple opportunities to commercialize our technology through partnering with a variety of industrial entities and attacking various market applications within the RFID industry.

4)	Concurrent with our partnering strategy, we plan to continue ongoing research and development efforts with initiatives addressing topics such as cost and higher density memory systems.

Micromem's primary research and development facility and staff at the present time are at the University of Toronto, through a collaborative research arrangement with the laboratory of Professor Harry Ruda.

Technology

The various characteristics of our technology can be better understood by describing the three basic types of memory used by present day computers, Random Access Memory (RAM), Read Only Memory (ROM), and secondary storage devices such as floppy and hard disks. The three types of memory are described below:

Random Access Memory (RAM) is memory that can be both read and written randomly, which means that its storage locations can be accessed in any order. Thus a computer using RAM can find and go directly to the selected location rather than performing a sequential search. Semiconductor RAM is usually the primary memory associated with the computer’s central processing unit (CPU), the computational unit of the computer responsible for interpreting and executing instructions. However, RAM is volatile which means that all stored information vanishes once the power supply is removed and must be restored from a secondary storage device each time the power is resumed.

Two typical examples of RAM are Dynamic Random Access Memory and Static Random Access Memory. Dynamic Random Access Memory (DRAM) uses integrated circuits containing capacitors to achieve significant storage capacity and speed. DRAM can be written and read in the speed range of less than 100 nanoseconds. DRAM has a major drawback in that its capacitors lose their charge over time and therefore information contained in DRAM must be continually refreshed. Basically, this means that on average DRAM must stop operations every 16-30 milliseconds and restore all of the data it contains or the data will disappear. During this refresh time, the processor has no access to the information being refreshed. Static Random Access Memory (SRAM) differs from DRAM in that it stores information in a logic circuit referred to as a flip-flop, rather than in a capacitor. SRAM memory does not need to be refreshed while the power is on, but also loses its information once the power is turned off.

Read Only Memory (ROM), like RAM, can be read randomly, but cannot be written randomly. Unlike RAM, however, it is non-volatile and therefore does not lose its information when a computer’s power is cut off. ROM is typically employed to store vital program information required during the first moments after a computer is powered on. It may be used for such purposes as forcing system test routines, directing the processor to input/output devices or for controlling access to certain computer subsystems such as hard drives. EPROMs (erasable programmable read-only memory) and EEPROMs (electrically erasable read-only memory) are read only memories that can be erased and rewritten, but must be written “en masse,” rather than at the individual word level. “Flash” memory is a form of EEPROM that is widely used today in such devices as cell phones, modems and personal digital assistants. The drawbacks to Flash memory are that write times are slower, the number of read/write cycles are limited and the requirement for significantly higher power than DRAM to store data.

Secondary Storage Devices include Floppy Disks and Hard disks. Floppy disks are light and portable and are written and read by a motor driven mechanical drive. They normally have a storage capacity in the low megabyte range. Hard disks far exceed floppy disks in storage capacity and have become the standard for mass storage of data to be written and read by the processor. Both floppy disks and hard disks are non-volatile and can be both written and read. However, since they are serial (as opposed to parallel) devices, they are considerably slower than RAM.

Micromem develops magnetic based memory systems for RAM (MRAM). MRAM is a new form of memory system that we believe will ultimately replace all other memory types discussed above; SRAM, DRAM, EEPROM and flash memory because it combines non-volatility and random access capability. Thus MRAM is often referred to as a universal memory. Micromem’s MRAM is aimed at low density applications such as RFID. In contrast high density applications would include hard disk storage and even secondary storage devices as discussed above. Our strategy is to focus our efforts in this area in order to establish a favorable competitive position.

Micromem’s technology combines the use of ferromagnetic semi-conducting materials with a sensor. When the magnetization of the magnetic material changes direction, the sensor senses the change in direction and records a “0” or “1”. In this fashion, a bit is created that is non-volatile and based on magnetic properties.

Patent Rights

We believe that protection of our intellectual property is important to our ability to generate revenues from our technologies in the future. We have both issued patents and pending patent applications.

To further protect our intellectual property and trade secrets we also enter into confidentiality and other agreements with third parties and our employees. We intend to continue to actively pursue the protection of our intellectual property. Management will determine from time to time the jurisdictions where protection will be sought, which determination will be based on a number of factors including: the state of development of our technology, the importance of a particular market for our technology, the costs of pursuing patent protection in a jurisdiction; and our financial position.

Our patent portfolio comprises thirteen issued patents and three patent applications in the U.S. covering the magnetic memory designs that constitute our core technology. These designs form the basis for the current development work being performed in collaboration with the University of Toronto. Our rights to these patents and patent applications are shared with Estancia Limited, an entity controlled by one of the inventors of the technology covered by such patent rights. Pursuant to an Asset Purchase Agreement dated as of December 10, 2000, we purchased the rights of Estancia to these patents and patent applications. However, under the terms of the Asset Purchase Agreement we have been required to convey back to Estancia a 40% undivided interest in the patent rights, and we have retained a 60% interest therein. We also conveyed to Estancia a right to participate in gross profits and royalties from the license or sale of such patents and patent applications. This participation right requires us to pay to Estancia 32% of (i) the gross profit, less expenses to be agreed by the parties, for each license of the patents or patent applications sold or otherwise transferred by us and (ii) all royalties received by us as a result of the license or sale of the patents or patent applications, less reasonable expenses directly related to the obtaining of such royalties.

In addition to our core patents, we have filed two U.S. provisional patent applications covering new technologies developed pursuant to research collaborations with the University of Toronto, which were partially funded by certain Ontario based government granting agencies. The University and its personnel have ownership of these technologies and, accordingly, the provisional applications have been filed on their behalf. We have the right to obtain an exclusive, world-wide and perpetual sub-license to use these technologies and any patent rights therein. We have also filed a provisional U.S. patent application for both new and updated developments of our magnetic random access memory technology for use in aerospace, defense, sensors and RFID applications which use radiation hardened materials.

RISK FACTORS

You should carefully consider the risks and the information about our business described below, together with all of the other information included in this prospectus, before buying common shares in this offering. You should not interpret the order in which these considerations are presented as an indication of their relative importance to you.

We have a history of losses, and we may continue to generate losses in the foreseeable future.

To date we have been solely a development company. We have not been profitable in any of the last three fiscal years. For the fiscal years ended October 31, 2005, 2004 and 2003, we reported losses of approximately $4,035,000, $2,314,298 and $1,767,965 respectively. Our loss for the quarter ended January 31, 2006 was $734,482 based on unaudited results. Unless and until we are able to successfully complete the development of our technology and develop markets for the commercialization of such technology, we may not be able to generate revenues in future periods and we may not be able to attain profitability.

The development of non-volatile rapid access memory products is a capital intensive business. Therefore, we expect to incur expenses without corresponding revenues at least until we are able to license our technology to third parties. This may result in net operating losses, which will increase continuously until we can generate an acceptable level of revenues, which we may never attain. Further, even if we do achieve operating revenues, there can be no assurance that such revenues will be sufficient to fund continuing operations. Therefore we cannot predict whether we will ever be able to achieve profitability.

The likelihood of success of our business plan must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with developing and expanding early stage businesses and the competitive environment in which we operate.

We may not be able to continue as a going concern.

We have prepared our financial statements on a “going concern” basis which presumes that we will be able to realize our assets and discharge our liabilities in the normal course of business for the foreseeable future.

We are still in the development stage and have incurred substantial losses to date. We must raise additional funds for the continued development, testing and commercial exploitation of our technologies. The sources of these funds have not yet been identified and there can be no certainty that sources will be available in the future.

At October 31, 2005 we had approximately $640,000 cash on hand and our current monthly cash expenses were approximately $100,000. Subsequent to October 31, 2005 through March 31, 2006 we have raised an additional $525,000 through the exercise of stock options.

Our ability to continue as a going concern is dependent upon completing the development of our technology for a particular application, achieving profitable operations, obtaining additional financing and successfully bringing our technologies to the market. The outcome of these matters cannot be predicted at this time. Our consolidated financial statements have been prepared on a going concern basis and do not include any adjustments to the amounts and classifications of the assets and liabilities that might be necessary should we be unable to continue in business.

If the going concern assumption was not appropriate for our financial statements then adjustments would be necessary in the carrying value of assets and liabilities, the reported expenses and the balance sheet classifications used.

We currently have no operating revenue.

We have no revenues and there is no certainty that we will generate revenues in the near future. If we fail to enter into license agreements we will have no revenues. If we enter into such agreements the amount of the revenues we receive will depend on the terms we are able to get from each licensee and the ability of each licensee to compete in its particular market.

We may need to issue additional securities which may cause our shareholders to experience dilution.

Our Board of Directors has the authority to issue additional common shares or other of our securities without the prior consent or vote of our shareholders. The issuance of additional common shares would dilute the proportionate equity interest and voting power of our shareholders.

The sale of common shares issuable upon exercise of currently outstanding warrants and options could adversely affect our share price.

As of March 31, 2006 we had 6,484,688 common stock purchase warrants outstanding and an aggregate of 8,750,000 outstanding options to purchase common shares, all of which are fully vested. Any future sales of the shares issuable upon exercise of our outstanding warrants and options would have a depressive effect on the market for our common shares, even if our business is doing well.

Our technology is under development

Our Magnetic Random Access Memory, also referred to herein as MRAM, which is a non-volatile memory technology that uses magnetic, thin film elements on a silicon substrate to store information, is currently under development and is therefore not yet proven to be commercially viable. As such, we are unsure if our development efforts will succeed and, accordingly, significant development work remains to be completed.

In the event our technology is developed, we will face competition when we are ready to sell or license our products. We will be required to introduce our technology into a well-developed market and compete with major corporations who manufacture, sell and license existing memory products such as DRAM, SRAM, EPROM, EEPROM and Flash memory. The market for memory technologies is dominated by major corporations who have established market segments for their memory technologies and products. These corporations have significantly greater financial resources which are required to design, develop, manufacture, market, sell and license their products and technologies. Many of these major corporations have worldwide wafer manufacturing and integrated circuit production facilities.

Our success will be determined by the following factors which have not yet been tested or measured:

•	the ability of manufacturers to incorporate the technology into existing manufacturing capabilities without significant retooling and material costs;

•	price competitiveness; and

•	the availability and costs of raw materials.

After completion of the development of our technology, our ability to compete successfully will depend on elements outside of our control, including the rate at which customers incorporate our technology into their products, the success of such customers in selling those products, our protection of our intellectual property, the number, nature and success of our competitors and their product introductions and general market and economic conditions. In addition, our success will depend on our ability to develop, introduce, and license or sell in a timely manner our technology or products incorporating our technology and to compete effectively on the basis of factors such as speed, density, die size and packaging.

Products using our technology have not yet been manufactured.

Our success depends on whether our technology can be manufactured in large quantities at competitive prices. Our failure to manufacture large quantities at competitive prices would seriously hurt our ability to generate revenues.

We lack manufacturing capacity and will be dependent on third party manufacturers.

Our success will depend upon our ability to manufacture our technology in large quantities and at competitive prices. We have no in-house manufacturing capacity and do not anticipate developing such capacity. To the extent we are successful in completing the development of our technology we will likely be required to rely upon contract manufacturers to produce our products. We may not be able to enter into manufacturing arrangements on terms that are favorable to us. Moreover, there is no assurance that any future manufacturers will have the capability to manufacture our products in sufficient quantities to achieve profitability and within the quality, price, and technical standards required by our customers. In addition, because our technologies use semi-conducting materials other than silicon, there may be a limited number of contract manufacturers capable of producing our products since most are focusing on silicon-based manufacturing. If any future manufacturers should cease doing business with us or experience delays, shortages of supply or excessive demands on their capacity, we may not be able to obtain adequate quantities of product in a timely manner, or at all. Manufacturing new products involves integrating complex designs and processes, coordinating with suppliers for parts and components, and managing manufacturing capacities to accommodate forecasted demand. Failure to obtain sufficient quantities of parts and components, as well as other manufacturing delays or constraints, could adversely affect the timing of new product introductions. Any manufacturing problem or the loss of a contract manufacturer could be disruptive to our operations and result in lost sales.

Our competitors are seeking to develop other magnetic based memory technologies.

MRAM as a market segment is both crowded and competitive. We understand that other companies have research and development efforts under way in connection with non-volatile random access memory, also referred to herein as RAM. Much work is being done in the MRAM research and development at companies such as NVE, Cypress, Freescale, Phillips, Motorola and others. Other research and development efforts at IBM, Hewlett Packard and Nantero are focused on non-magnetic based non-volatile RAM. While these companies may be considered our competitors, their focus is on high density RAM applications. As we anticipate introducing our product in the less competitive, low density applications market, we believe our more direct competitors are Honeywell, Naval Research Laboratories, Ramtron and NVE. All of these companies have substantial resources at their disposal.

We may be materially affected by aggressive competition as the memory and data storage industry is highly competitive and customers make their decisions based on a number of competitive factors, including functionality, technology, performance, reliability, system scalability, price, quality, product availability, customer service and brand recognition. We must address each of these factors effectively in order to successfully compete.

We will be dependent upon the success of a limited range of products.

The range of products we intend to commercialize is currently limited to applications of non-volatile random access memory technologies. Reliance on a limited range of products could restrict our ability to respond to adverse business conditions. If we are not successful in developing this specific technology, or if there is not adequate demand for such technology or the market for such technology develops less rapidly than we anticipate, we may not have the capability to shift our resources to the development of alternative products. In such case our business would likely be at a significant disadvantage to other competitors in the field. As a result, the limited range of products we intend to develop could limit our revenues and profitability.

We may not realize income from the licensing of our technologies if our licensees fail to commercialize the products that incorporate these technologies.

In order to generate revenues from our MRAM technology, we will likely need to enter into licensing arrangements with third parties who can integrate our technology into products that will gain acceptance in the market. We have not yet entered into any licensing agreements, and there is no assurance that we will be able to do so on acceptable terms or at all. To the extent we are successful in licensing our technology, in general we will seek upfront payments plus ongoing royalties based on anticipated commercial sales of the products into which our technology is incorporated. Our ability to realize royalties will thus depend upon the successful manufacture and commercialization of such products, which will be primarily within the control of the licensee. There is no assurance that any eventual licensees’ products will be technologically viable or that such licensees will be successful in marketing and selling such products. In addition, licensees could decide to delay or discontinue the commercialization of products for financial or other business reasons. Even if our licensees succeed in developing products that incorporate our technology, in all likelihood a significant amount of research, development and testing will be required before such products can be introduced to market. Therefore we may not receive royalty income for a substantial period following the commencement of any licensing arrangements. If our licensees are unable to commercialize products on a timely basis, they may lose market share to competing or alternative technologies. Any failure by the companies to which we license our technologies to successfully develop marketable products would have an adverse affect on our future royalty payments and financial condition.

Our supply of future products could be dependent upon relationships with key suppliers.

We will be reliant on third parties to supply the raw materials needed to manufacture our future products. Any reliance on suppliers may involve several risks, including a potential inability to obtain critical materials and reduced control over production costs, delivery schedules, reliability and quality. Any unanticipated disruption to future contract manufacture caused by problems at suppliers could delay shipment of products, increase our cost of goods sold and result in lost sales.

In order to commercialize our future products, we will need to establish a sales and marketing capability.

At present, we do not have any sales or marketing capability since our technology is currently in the development stage. However if we are successful in completing our development efforts, we will need to add marketing and sales personnel who have expertise in the computer technology business. We must also develop the necessary supporting distribution channels. Although we believe we can build the required infrastructure, we may not be successful in doing so if we cannot attract personnel or generate sufficient capital to fund these efforts. Failure to establish a sales force and distribution network would have a material adverse effect on our ability to grow our business.

Failure to secure continued financing will cause our business to suffer.

Since there is no assurance that revenues will be realized in the near future, we will need additional financing to continue our research and development and to successfully market our technology to potential licensees. While we have had sufficient funds thus far to meet our requirements, there is no assurance we will be able to continue to do so and failure to raise sufficient funds in the future will affect our ability to develop and market our technology.

Because much of our success and value depends on our ownership and use of intellectual property, our failure to protect our property could adversely affect our future growth and success.

Our success will depend on our ability to protect our intellectual property. We rely primarily on patent, copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods to protect our proprietary technology and processes. Despite our efforts to do so, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology, develop similar technology independently or design around our patents. Policing unauthorized use of our products is expensive and difficult, and we cannot be certain that the steps we have taken will prevent misappropriation or infringement of our intellectual property.

Our operations may be materially affected by the risks associated with developing and protecting intellectual property.

We cannot provide any assurance that we will be able to continue to develop new intellectual property or that we will continue to have it developed for us. We rely on a combination of U.S. patent, copyright, trademark, and trade secret laws to protect our intellectual property rights. Due to financial constraints, we have decided to not file patent and trademark registration applications with foreign governments and this may expose our technologies to infringement in foreign jurisdictions. We enter into confidentiality agreements relating to our intellectual property with our employees and consultants. Despite all of our efforts to protect our intellectual property rights, unauthorized parties may attempt to copy or otherwise obtain or use our intellectual property. Monitoring the unauthorized use of our intellectual property is difficult and we cannot provide assurance that we will be able to adequately protect our intellectual property in the future.

The rights to certain of our patented technologies are shared with a third party.

Our core technology includes a memory design with the magnetic bit aligned vertically to the substrate, also referred to herein as our VEMRAM technology, and a memory design with the magnetic bit aligned horizontally to the substrate, also referred to herein as our HEMRAM technology. We acquired ownership of certain patents and patent applications covering the VEMRAM and HEMRAM technologies, as well as certain related rights, pursuant to an Asset Purchase Agreement dated as of December 10, 2000 with Estancia Limited, also referred to herein as Estancia. However, under the terms of the Asset Purchase Agreement we have been required to convey back to Estancia a 40% undivided interest in the VEMRAM and HEMRAM patents, as well as the right to participate in gross profits and royalties from the license or sale of such patents. This participation right requires us to pay to Estancia 32% of (i) the gross profit, less expenses to be agreed by the parties, for each license of the patents sold or otherwise transferred by us and (ii) all royalties received by us as a result of the license or sale of the patents less reasonable expenses directly related to the obtaining of such royalties.

We will be reliant upon contractual rights to use certain technologies that are material to our business.

Certain technologies material to our business are being developed through collaborative arrangements with the University of Toronto. We have entered into a number of successive Research Collaboration Agreements with the University of Toronto under which research and development programs have been led by a University research team. We have provided funding, equipment and background technology to these projects. Certain Canadian governmental entities are also parties to these agreements and have provided additional funding. The University of Toronto has ownership rights to all intellectual property developed under these programs. We have no ownership rights but have the right to obtain exclusive, world-wide and perpetual sub-licenses from the governmental participants to use such intellectual property; the governmental participants in turn have the right to obtain an exclusive, world-wide license to such technology directly from the University of Toronto.

Intellectual property claims against us, no matter how groundless, could cause our business to suffer.

Our future success and competitive position depend in part on our ability to retain exclusive rights to our technology, including any improvements that may be made on that technology from time to time by us or on our behalf. While our technology is patented or is subject to pending patent applications in the U.S.A. and we know of no challenge that has been made either against our technology or our rights to it, and we have no reason to believe that any such challenge might be made or that the grounds for any such challenge exist, if any intellectual property litigation were to be commenced against us, no matter how groundless, the result could be a significant expense to us, adversely affecting further development, licensing and sales, diverting the efforts of our technical and management personnel and, in the event of an adverse outcome, damages and possible restrictions on the further development, licensing and use of our technology.

There is no assurance that any of our pending patent applications will be issued as patents or that any issued patent will not be determined to be invalid at a later date.

We depend on key personnel.

Our senior managers and employees are Salvatore Fuda, who serves as the Chairman of the Board of Directors, Joseph Fuda, who serves as our Chief Executive Officer, and Dr. Cynthia Kuper who serves as our Chief Technology Officer. Dr. Harry Ruda, and a number of researchers forming the team that he oversees, are key technical personnel engaged pursuant to research collaboration agreements between us and the University of Toronto. Our success depends on our ability to retain certain of our senior management and key technical personnel and our ability to attract and retain additional highly skilled personnel in the future.

We may be materially affected if we are unable to attract, retain and motivate key employees.

Our future success depends, in large part, on our ability to attract, retain and motivate key employees. We face significant competition for individuals who possess the skills required to design, develop, manufacture, and market our technologies. An inability to successfully attract, retain, and motivate these employees in the future could have an adverse effect on our future operating and financial performance.

We may be materially affected by rapid technological change and evolving industry standards

Short product life cycles are inherent in high-technology companies due to rapid technological change and evolving industry standards. Our future financial condition and results of operations depend on our ability to respond effectively to these changes. We cannot provide any assurance that we will be able to successfully develop, manufacture, and market innovative new products or adapt our current products to new technologies or new industry standards. In addition, our customers may be reluctant to adopt new technologies and standards or they may prefer competing technologies and standards. Because the technology market changes so rapidly, it is difficult for us to predict the rate adoption of our MRAM technology.

We may be materially affected by risks associated with new product development.

Our new product research and development is complex and requires us to investigate and evaluate multiple alternatives, as well as plan the design and manufacture of those alternatives selected for further development. Our research and development efforts could be adversely affected by hardware and software design flaws, product development delays, changes in data storage technology, changes in operating systems and changes in industry standards.

The manufacturing of new products involves integrating complex designs and processes, coordinating with suppliers for parts and components and managing manufacturing capacities to accommodate forecasted demand. Our failure to obtain sufficient quantities of parts and components or other manufacturing delays and constraints could adversely affect our ability to timely introduce new products.

The price of our common shares and volume of our common shares may be volatile.

Our shareholders may be unable to sell a significant number of our common shares on the NASD OTC-BB without a significant reduction in the price of the shares.

Furthermore, there can be no assurance that we will be able to meet the listing requirements of, or achieve listing on, any other stock exchange. The market price of the common shares may be affected significantly by factors such as fluctuations in our operating results, announcements of technological innovations or new products by us or our competitors, action by governmental agencies against us or the industry in general, developments with respect to patents or proprietary rights, public concern as to the safety of products developed by us or others, the interest of investors, traders and others in public companies such as ours and general market conditions. In recent years, the securities markets in the United States and Canada have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly small capitalization companies, have experienced fluctuations which have not necessarily been related to the operating performance, underlying asset values or business prospects of such companies.

Our stock is subject to the penny stock regulations, which may discourage brokers from effecting transactions in the stock and adversely affect the stock’s market price and liquidity.

Our common shares constitute “penny stock” under applicable regulations of the Securities and Exchange Commission. Penny stock is defined as shares of stock that (a) are issued by a company that has less than $5,000,000 in net tangible assets and has been in business less than three years, by a company that has less than $2,000,000 in net tangible assets and has been in business for more than three years, or by a company that has average revenues of less than $6,000,000 for the last three years; (b) have a market price of less than $5 per share; and (c) are not quoted on the NASDAQ National Stock Market or listed on a U.S. stock exchange. The penny stock regulations impose significant restrictions on brokers who sell penny stock to persons other than established customers and institutional accredited investors. Broker-dealers participating in sales of our stock will be subject to the so called “penny stock” regulations covered by Rule 15g-9 under the Securities Exchange Act of 1934, as amended, also referred to herein as the Exchange Act). Under the rule, broker-dealers must furnish to all investors in penny stocks a risk disclosure document required by the rule, make a special suitability determination of the purchaser and have received the purchaser’s written agreement to the transaction prior to the sale. In order to approve a person’s account for a transaction in penny stock, the broker or dealer must (i) obtain information concerning the person’s financial situation, investment experience and investment objectives; (ii) reasonably determine, based on the information required by paragraph (i) that the transactions in penny stocks are suitable for the person and that the person has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the risks of transactions in penny stock; and (iii) deliver to the person a written statement setting forth the basis on which the broker or dealer made the determination required by paragraph (ii) in this section, stating in a highlighted format that it is unlawful for the broker or dealer to effect a transaction in a penny stock unless the broker or dealer has received, prior to the transaction, a written agreement to the transaction from the person; and stating in a highlighted format immediately preceding the customer signature line that the broker or dealer is required to provide the person with the written statement and the person should not sign and return the written statement to the broker or dealer if it does not accurately reflect the person’s financial situation, investment experience and investment objectives, and obtain from the person a manually signed and dated copy of the written statement. Our common shares are subject to the penny stock regulations, which may discourage brokers from effecting transactions in the common shares. This would decrease market liquidity, adversely affect market price and make it difficult for you to use the common shares as collateral.

We do not anticipate paying dividends.

We have never paid a dividend on our securities and we do not anticipate paying dividends in the foreseeable future.

The rights of our shareholders may differ from the rights typically afforded to shareholders of a U.S. corporation.

We are incorporated under the Business Corporations Act (Ontario), also referred to herein as the Business Corporations Act (Ontario). The rights of holders of our common shares are governed the laws of the Province of Ontario, including the Business Corporations Act (Ontario), by the applicable laws of Canada, and by our Articles of Incorporation and all amendments thereto, also referred to herein as the Articles, and our By-laws. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations. The principal differences include without limitation the following:

Under the Business Corporations Act (Ontario), we have a lien on any common share registered in the name of a shareholder or the shareholder’s legal representative for any debt owed by the shareholder to us. Under U.S. state law, corporations generally are not entitled to any such statutory liens in respect of debts owed by shareholders.

With regard to certain matters, we must obtain approval of our shareholders by way of at least 662/3% of the votes cast at a meeting of shareholders duly called for such purpose being cast in favor of the proposed matter. Such matters include without limitation: (a) the sale, lease or exchange of all or substantially all of our assets out of the ordinary course of our business; and (b) any amendments to our Articles including, but not limited to, amendments affecting our capital structure such as the creation of new classes of shares, changing any rights, privileges, restrictions or conditions in respect of our shares, or changing the number of issued or authorized shares, as well as amendments changing the minimum or maximum number of directors set forth in the Articles. Under U.S. state law, the sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation generally requires approval by a majority of the outstanding shares, although in some cases approval by a higher percentage of the outstanding shares may be required. In addition, under U.S. state law the vote of a majority of the shares is generally sufficient to amend a company’s certificate of incorporation, including amendments affecting capital structure or the number of directors. Under certain circumstances the board of directors may also have the ability to change the number of directors under U.S. state law.

Pursuant to our By-laws, two persons present in person or represented by proxy and each entitled to vote thereat shall constitute a quorum for the transaction of business at any meeting of shareholders. Under U.S. state law, a quorum generally requires the presence in person or by proxy of a specified percentage of the shares entitled to vote at a meeting, and such percentage is generally not less than one-third of the number of shares entitled to vote.

Under rules of the Ontario Securities Commission, a meeting of shareholders must be called for consideration and approval of certain transactions between a corporation and any “related party” (as defined in such rules). A “related party” is defined to include, among other parties, directors and senior officers of a corporation, holders of more than 10% of the voting securities of a corporation, persons owning a block of securities that is otherwise sufficient to affect materially the control of the corporation, and other persons that manage or direct, to a substantial degree, the affairs or operations of the corporation. At such shareholders’ meeting, votes cast by any related party who holds common shares and has an interest in the transaction may not be counted for the purposes of determining whether the minimum number of required votes have been cast in favor of the transaction. Under U.S. state law, a transaction between a corporation and one or more of its officers or directors can generally be approved either by the shareholders or a by majority of the directors who do not have an interest in the transaction. Corporations that are listed on a U.S. securities exchange or are quoted on Nasdaq may also be required to have transactions with officers and directors and other related party transactions reviewed by an audit committee comprised of independent directors.

There is no limitation imposed by our articles or other charter documents on the right of a non-resident to hold or vote our common shares. However, the Investment Canada Act , also referred to herein as the Investment Act, as amended by the World Trade Organization Agreement Implementation Act, also referred to herein as the WTOA Act, generally prohibits implementation of a reviewable investment by an individual, government or agency thereof, corporation, partnership, trust or joint venture that is not a “Canadian,” as defined in the Investment Act, unless, after review, the minister responsible for the Investment Act is satisfied that the investment is likely to be a net benefit to Canada. An investment in our common shares by a non-Canadian would be reviewable under the Investment Act if it were an investment to acquire direct control of Micromem, and the value of our assets were CDN $5.0 million or more. However, an investment in our shares by a national of a country (other than Canada) that is a member of the World Trade Organization or has a right of permanent residence in such a country (or by a corporation or other entity that is a “WTO Investor-controlled entity” pursuant to detailed rules set out in the Investment Act) would be reviewable at a higher threshold of CDN $223 million in assets, except for certain economic sectors with respect to which the lower threshold would apply. A non-Canadian, whether a national of a WTO member or otherwise, would acquire control of Micromem for purposes of the Investment Act if he or she acquired a majority of our common shares. The acquisition of less than a majority, but at least one-third of our common shares, would also be presumed to be an acquisition of control of Micromem, unless it could be established that Micromem was not controlled in fact by the acquirer through the ownership of voting shares. The United States is a WTO Member for purposes of the Investment Act. Certain transactions involving our common shares would be exempt from the Investment Act, including:

•	an acquisition of our common shares if the acquisition were made in connection with the person’s business as a trader or dealer in securities;

•
an acquisition of control of Micromem in connection with the realization of a security interest granted for a loan or other financial assistance and not for any purpose related to the provisions of the Investment Act; and

•
an acquisition of control of Micromem by reason of an amalgamation, merger, consolidation or corporate reorganization, following which the ultimate direct or indirect control of Micromem, through the ownership of voting interests, remains unchanged. Under U.S. law, except in limited circumstances, restrictions generally are not imposed on the ability of non-residents to hold a controlling interest in a U.S. corporation.

U.S. shareholders may not be able to enforce civil liabilities against us.

Micromem is incorporated under the laws of the Province of Ontario. Additionally, a number of our directors and executive officers are non-residents of the U.S., and all or a substantial portion of the assets of such persons are located outside the U.S. As a result, should any investor commence an action in the U.S. against Micromem or its directors or executive officers, Micromem or its directors or officers, as the case may be, may be able to insist that any action against them take place in the jurisdiction of the Province of Ontario. In addition, if an investor were to obtain a U.S. judgment against Micromem or its directors or executive officers, there is doubt as to the enforceability of such U.S. judgment in Canada.

There are foreign exchange risks associated with our company.

Because we have historically raised funding in U.S. dollars, and a significant portion of our costs are denominated in Canadian dollars, our funding is subject to foreign exchange risks. A decrease in the value of the U.S. dollar relative to the Canadian dollar could affect our costs and potential future profitability. We do not currently hold forward exchange contracts or other hedging instruments to exchange foreign currencies for U.S. dollars to offset potential currency rate fluctuations.

We may be materially affected by global economic and political conditions.

Our ability to generate revenue may be adversely affected by uncertainty in the global economy and could also be affected by unstable global political conditions. Terrorist attacks or acts of war could significantly disrupt our operations and the operations of our future customers, suppliers, distributors, or resellers. We cannot predict the potential impact on our financial condition or our results of operations should such events occur.

Our auditors have identified significant deficiencies in our internal accounting controls.

We operate as a development stage company and have historically had only limited accounting personnel and resources with which to address our internal control procedures.

In 2005, we engaged an independent firm of chartered accountants to complete an in depth review of our internal accounting procedures and controls and are now in the process of implementing the recommendations which were made. We have upgraded our accounting software and have developed formalized budgets in 2005. The Audit Committee has met on a quarterly basis to assess our financial performance and to review the progress management has made in upgrading its accounting procedures and controls. The Audit Committee has also interacted with our external auditors in 2005 on reporting and control related matters.

When our auditors audited our financial statements as of and for the year ended October 31, 2005 they identified significant deficiencies in our internal accounting controls. Significant deficiencies noted were that we lacked certain formalized accounting policies and procedures including written procedures for the monthly, quarterly and annual closing of our financial books and records, our staff was not always subject to timely review and supervision and security practices over our information technology were not sufficiently robust.

Our management is implementing measures required to remedy these material weaknesses and reportable conditions in our internal controls but has not managed to make these changes effective in their entirety. These control deficiencies are not expected to have any future material impact on our financial statements. If, however, we fail to continue to adequately staff our accounting and finance function and maintain adequate internal controls, we may not meet the demands that are placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act of 2002 and our business would accordingly face repercussions. We expect to implement all measures required to remedy the material deficiencies and reportable controls by the end of fiscal 2006.

ABOUT THE COMPANY

We are engaged in the development of memory technology having the characteristic of non-volatility, which is the ability to retain information after power has been shut off. Our technology is based on our ability to use magnetic materials in combination with a sensor to record the “state of magnetization”. Each magnetic element stores one bit of data based on its ability to alternate between states of magnetic polarization, which states are determined by a sensor. Our technology represents “1”s and “0”s by the different polarization of magnets. For example, a magnet oriented north/south is a “1” and a magnet oriented south/north is a “0”. The magnetic field strength and direction do not decay when power is switched off, and, therefore, the memory is non-volatile.

We were incorporated under the laws of the Province of Ontario, Canada, on October 21, 1985 as Mine Lake Minerals Inc. We subsequently changed our name to Avanti Capital Corp. on June 23, 1988 and to AvantiCorp International Inc. on April 30, 1992 before becoming Micromem Technologies Inc. on January 14, 1999 in connection with our acquisition of Pageant Technologies Incorporated. Our principal executive offices are located at 777 Bay Street Suite 1910, Toronto, Ontario M5G 2E4, Canada, and our telephone number is (416) 364-6513.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth, on a Canadian GAAP basis, our capitalization and indebtedness, as of March 31, 2006. This table should be read in conjunction with our consolidated financial statements for the three years ended October 31, 2005, 2004 and 2003 set forth in our Annual Report on Form 20-F for the year ended October 31, 2005.

SHARE CAPITAL	Number of shares	US$

Authorized

Preference Shares	2,000,000 special preference shares, redeemable, voting

Common Shares	Unlimited number of common shares without par value

Issued and Outstanding

Preference Shares	Nil

Common shares	66,469,449

SHAREHOLDERS’ EQUITY

Common Shares		34,830,087

Contributed surplus		20,283,898

Deficit		(55,454,512)

Total Capitalization		(340,527)

The above table does not reflect $725,000 of accounts payable and accrued liabilities.

RECENT DEVELOPMENTS

The following summarizes recent material events relating to our business, including material changes in our affairs that have occurred since October 31, 2005, the end of the most recent fiscal year for which audited financial statements are included in the registration statement of which this prospectus is a part. This discussion should be read in conjunction with the other information included in this prospectus, including “Risk Factors” beginning on page 7. You should also refer to the information contained in the documents incorporated herein by reference, including our Annual Report on Form 20-F for the year ended October 31, 2005 and the audited financial statements contained therein.

We continue our research and development activities at the University of Toronto. Discussions with potential strategic development partners have been initiated and are ongoing.

In November 2005, Mr. Larry Blue joined our Board of Directors.. Mr. Blue was previously employed as Vice President and General Manager of Symbol Technologies Inc. and currently serves as Chief Executive Officer of Hi-G-Tek, Ltd., an RFID company based in Israel that provides products and services that enable real time sensing and monitoring of its client's assets. Hi-G-Tek, Ltd. is relocating its corporate headquarters from Israel to Rockville, Maryland, where Mr. Blue is based. Mr. Blue holds a Master's degree in Electrical Engineering.

We realized cash proceeds of $525,000 from the exercise of stock options by certain directors between January 2006 and March 31, 2006. These funds are being used to meet our general working capital requirements.

In March 2006, we filed a provisional patent application in the United States for both new and updated developments of our magnetic random access memory technology for applications in aerospace, defense, sensors and RFID applications which use radiation hardened materials.

PRICE RANGE OF COMMON SHARES OF THE COMPANY

The following table sets forth the range of high and low closing sale prices for our common shares for the periods indicated, as reported by the Over-the-Counter Bulletin Board. These prices do not include retail mark-ups, markdowns, or commissions. The table below sets forth the high and low sales prices for Common Shares in U.S. Dollars as reported for the periods specified. Our common shares are traded in the United States and are quoted on the Over-the-Counter Bulletin Board under the symbol MMTIF.OB. The common shares are not quoted or listed in Canada.

	US$ High	US$ Low
Fiscal Year Ended
October 31, 2001	5.28	1.28
October 31, 2002	1.77	0.05
October 31, 2003	0.31	0.05
October 31, 2004	1.17	0.15
October 31, 2005	0.90	0.65

Fiscal Year Ended October 31, 2004
First Quarter	0.56	0.15
Second Quarter	0.39	0.22
Third Quarter	1.17	0.21
Fourth Quarter	0.99	0.54

Fiscal Year Ended October 31, 2005
First Quarter	1.129	0.60
Second Quarter	1.01	0.66
Third Quarter	0.85	0.55
Fourth Quarter	0.80	0.55

Quarter Ended January 31, 2006	0.72	0.47
Quarter Ended April 30, 2006	1.20	0.43
Quarter Ending July 31, 2006 (through May 17, 2006)	1.12	0.71

November 2005	0.71	0.55
December 2005	0.69	0.47
January 2006	0.72	0.58
February 2006	0.70	0.57
March 2006	0.60	0.44
April 2006	1.20	0.43

On May 17, 2006, the closing price of a common share as reported on the Over-the-Counter Bulletin Board was US$1.03 per share.

SHARE CAPITAL

The authorized capital of Micromem consists of an unlimited number of common shares, no par value each, of which 64,719,449 common shares were issued and outstanding as of October 31, 2005, and 2,000,000 special, redeemable, voting preference shares (special shares), none of which were outstanding, as of October 31, 2005. The number of special shares that may be issued and outstanding at any time is limited to 500,000.

On March 31, 2006, 66,469,449 common shares were issued and outstanding and no special shares were issued and outstanding. All of our issued common shares were fully paid on those dates.

All of our outstanding common shares and preference shares pursuant to the due authorization of our Board of Directors. Neither the Company nor any of its subsidiaries holds common shares or special shares.

Convertible Securities

Micromem has adopted a stock option plan pursuant to which options are offered to directors, executive officers and employees to purchase common shares at an exercise price equal to or above the market price for the common shares at the date that the options are granted. Since October 31, 2005, the date of our most recent audited balance sheet, the following options were exercised: in January 2006 a director exercised 150,000 options at a price of $0.30 per share and the Company realized $45,000 of subscription proceeds; and in February and March of 2006 four of our directors each exercised 400,000 options for an aggregate of 1,600,000 options at a price of $0.30 per share and the Company realized $480,000 of subscription proceeds from the exercise of such options. Since October 31, 2005 we have made the following stock option grants: in November 2005 we granted 50,000 options to purchase common shares to an employee at an exercise price of $0.72 per share, which options expire in December 2010; in November 2005 we granted 300,000 options to purchase common shares to a new director at an exercise price of $0.60 per share, which options expire in November 2009; and in January 2006 we granted 100,000 options to our Chief Technology Officer at an exercise price of $0.68 per share, which options expire in January 2011. As of March 31, 2006 an aggregate of 8,750,000 options to purchase common shares issued under the stock option plan were outstanding, of which 3,600,000 are exercisable at $0.30 per share and expire in 2009, 2,550,000 are exercisable at $0.72 per share and expire in 2010, 1,800,000 are exercisable at $0.65 per share and expire in 2009, 50,000 are exercisable at $0.91 per share and expire in 2009, 300,000 are exercisable at $0.80 per share and expire in 2007, 50,000 are exercisable at $0.80 and expire in 2009, 300,000 are exercisable at $0.60 per share and expire in 2009, and 100,000 are exercisable at $0.68 per share and expire in January 2011.

As of March 31, 2006 there were 6,484,668 common shares issuable upon the exercise of outstanding warrants. These warrants are exercisable as follows: (i) an aggregate of 1,028,334 currently have an exercise price of $0.60 per share, or such lower amount as the Board of Directors may elect, and expire June 30, 2006 or such later date as the Board of Directors may elect (ii) an aggregate of 1,028,334 have an exercise price of $0.60 per share, or such lower amount as the Board of Directors may elect, and expire December 31, 2006 or such later date as the Board of Directors may agree, (iii) an aggregate of 14,000 have an exercise price of $0.75 per share or such lower amount as the Board of Directors may elect and expire June 30, 2006 or such later date as the Board of Directors may elect, (iv) an aggregate of 14,000 have an exercise price of $0.75 per share and expire December 31, 2006 or such later date as the Board of Directors may elect, (v) an aggregate of 1,300,000 have an exercise price of $0.65 per share, or such lower amount as the Board of Directors may agree, and expire June 30, 2006 or such later date as our Board of Directors may elect (vi) an aggregate of 1,300,000 have an exercise price of $0.65 per share, or such lower amount as the Board of Directors may agree, and expire December 31, 2006 or such later date as the Board of Directors may elect (vii) an aggregate of 800,000 have an exercise price of $0.70 per share, or such lower amount as the Board of Directors may agree, and expire December 31, 2006 or such later date as the Board of Directors may elect and (viii) an aggregate of 1,000,000 have an exercise price of $0.70 per share and expire June 8, 2006 or such later date as the Board of Directors may elect.

Changes in Share Capital - Fiscal Year Ended October 31, 2005 and subsequent periods

In December 2004 we completed a private placement of units to several U.S. investors at a purchase price of US$0.60 per unit. We received $617,000 in gross proceeds from the sale of 1,028,334 units. Each unit consisted of one common share and one Series A Warrant. Each Series A Warrant entitled the holder to purchase one common share and one Series B Warrant at an exercise price of $0.60. Each Series B Warrant entitled the holder to purchase one additional common share at an exercise price of $0.60 per share. We subsequently revised the terms of this private placement as described below.

During the first quarter of calendar year 2005, we completed a private placement of units to one Canadian investor at a purchase price of US$0.75 per unit. We received $10,500 in gross proceeds for the sale of 14,000 units. Each unit consisted of one common share and one Series A Warrant. Each Series A Warrant entitled the investor to purchase one common share and one Series B Warrant at an exercise price of $0.75. Each Series B Warrant entitled the holder to purchase one additional common share at an exercise price of $0.75. We subsequently revised the terms of this private placement as described below.

During the first quarter of calendar year 2005, we arranged a private placement of units to several investors at a purchase price of US$0.65 per unit. We received $845,000 in gross proceeds for the sale of 1,300,000 units. Each unit consisted of one common share and one Series A Warrant. Each Series A Warrant entitled the holder to purchase one common share and one Series B Warrant at an exercise price of $0.65. Each Series B Warrant entitled the holder to purchase one additional common share at an exercise price of $0.65. We subsequently revised the terms of this private placement as described below.

In June 2005 we issued 800,000 warrants to certain parties in consideration of ongoing services. Each such Warrant entitles the holder to purchase one common share at an exercise price of $0.70 and terminates on December 31, 2006 or such later date as the Board of Directors may elect. Such Warrants were issued in payment of advisory services provided by Corinthian Holdings LLC in connection with the Company's filing of the Registration Statement of which this prospectus is a part. Pursuant to the terms of its agreement with the Company, Corinthian Holdings has directed that a portion of the warrants issuable under the agreement be issued to certain individuals designated by Corinthian.

On June 8, 2005 we entered into a financial advisory services agreement with an “arm’s length” entity and, as consideration, issued a warrant to purchase 1,000,000 of our common shares. The warrant entitles the holder to purchase our common shares at $0.70 per share. The warrant expires on June 8, 2006 or such later date as the Board of Directors may elect.

We have revised the terms of certain private placements completed in fiscal 2005 in which we received proceeds totaling $1,472,500 through the sale of units at prices ranging from $0.60 to $0.75 per unit. These units consisted of one common share, one Series A warrant which entitled the holder to acquire one common share and one Series B warrant at an exercise price equal to the price of the unit, and one Series B warrant which entitled the holder to purchase one additional common share at an exercise price equal to the price of the unit. The Series A warrants and Series B warrants expired 12 months after issuance if unexercised. Our Board of Directors approved of the restructuring of these private placements to provide that each unit consists of one common share, one Series A Warrant which entitles the holder to purchase one common share and terminates on June 30, 2006 (unless extended by the Company), and one Series B Warrant which entitles the holder to purchase one common share and terminates on December 31, 2006 (unless extended by the Company). As a result of this restructuring the Series B Warrants are currently outstanding and exercisable without any requirement that the holders must first exercise the Series A Warrants. The Board of Directors may also decrease the exercise price and extend the term of the Warrants as it so elects. The remaining terms of the warrants are unchanged.

In February 2005 two Canadian private investors exercised 1,406,250 Series B Warrants resulting in the issuance of 1,406,250 common shares. We received proceeds of $112,500 from such warrant exercises. In August 2005 these investors exercised an additional 625,000 Series B Warrants resulting in the issuance of 625,000 common shares. We received proceeds of $50,000 from such warrant exercises. Such warrants were part of a private placement of 2,031,250 units to these investors which was completed in August 2003. Each unit consisted of one common share and one Series A Warrant which entitled the holder to purchase one common share and one Series B Warrant. The investors had previously exercised all of their 2,031,250 Series A Warrants in August 2004.

In November 2004 and February 2005 two Canadian private investors exercised 100,000 Series A and 300,000 Series B Warrants, resulting in the issuance of 400,000 common shares. We received proceeds of $44,000 from such warrant exercises. Such warrants were part of a private placement of 300,000 units to these investors which was completed in December 2003. Each unit consisted of one common share and one Series A Warrant which entitled the holder to purchase one common share and one Series B Warrant. The investors had previously exercised 200,000 of their Series A Warrants in October 2004.

During the fiscal year ended October 31, 2005, 1,820,000 common shares were issued in respect of the exercise of outstanding options. We realized proceeds of $553,600 on the exercise of these options. Subsequent to October 31, 2005 we issued 300,000 options at $0.60 and 50,000 options at $0.72. These options are fully vested and expire in 5 years if unexercised. We also issued 100,000 options at $0.68, which options are fully vested and expire in January 2011 if unexercised. In January 2006, a director exercised 150,000 options at a price of $0.30 per share and accordingly the Company realized proceeds of $45,000. In February and March 2006, several directors exercised a total of 1,600,000 options at a price of $0.30 per share and accordingly the Company realized proceeds of $480,000.

Changes in Share Capital—Fiscal Year Ended October 31, 2004

In August 2004 two Canadian private investors exercised 2,031,250 Series A Warrants resulting in the issuance of 2,031,250 common shares and 2,031,250 Series B Warrants. We received proceeds of $162,500 from such warrant exercises. Such warrants were part of a private placement of 2,031,250 units to these investors which was completed in August 2003. Each unit consisted of one common share and one Series A Warrant which entitled the holder to purchase one common share and one Series B Warrant. Subsequent to the exercise of the Series A Warrants, these investors exercised 1,406,250 of their Series B Warrants in February 2005 and the remaining 625,000 Series B Warrants in August 2005.

In October 2004 two Canadian private investors exercised 200,000 Series A Warrants resulting in the issuance of 200,000 common shares and 200,000 Series B Warrants. We realized proceeds of $22,000 from such warrant exercises. Such warrants were part of a private placement of 300,000 units to these investors which was completed in December 2003. Each unit consisted of one common share and one Series A Warrant which entitled the holder to purchase one common share and one Series B Warrant. Subsequent to the exercise of the 200,000 Series A Warrants, the investors exercised the balance of their Series A and Series B Warrants in November 2004 and February 2005.

In June 2004 one Canadian private investor exercised 500,000 Series A Warrants, resulting in the issuance of 500,000 common shares and 500,000 Series B Warrants. We realized proceeds of $40,000 from such warrant exercise. In September 2004 the investor exercised all his Series B Warrants, resulting in the issuance of 500,000 common shares. We received proceeds of $40,000 from such warrant exercise. Such warrants were part of a private placement of 500,000 units to this investor which was completed in December 2003. Each unit consisted of one common share and one Series A Warrant which entitled the holder to purchase one common share and one Series B Warrant.

During the fiscal year ended October 31, 2004, 5,300,000 common shares were issued in respect of the exercise of outstanding options. We realized proceeds of $530,000 on the exercise of these options.

Changes in Share Capital—Fiscal Year Ended October 31, 2003

In August 2003 we completed private placements of units to two Canadian private investors at a purchase price of US$0.08 per unit. We received an aggregate of $162,500 in gross proceeds from the sale of 2,031,250 units to such investors. Each unit consisted of one common share and one Series A Warrant. Each Series A Warrant entitled the holder to purchase one common share and one Series B Warrant at an exercise price of $0.08. Each Series B Warrant entitled the holder to purchase one additional common share at an exercise price of $0.08. The investors exercised all of their 2,031,250 Series A Warrants in August 2004, resulting in the issuance of 2,031,250 common shares and 2,031,250 Series B Warrants, and subsequently exercised 1,406,250 of their Series B Warrants in February 2005 and the remaining 625,000 Series B Warrants in August 2005.

In December 2003 we completed private placements of units to two Canadian private investors at a purchase price of US$0.11 per unit. We received an aggregate of $33,000 in gross proceeds from the sale of 300,000 units to such investors. Each unit consisted of one common share and one Series A Warrant. Each Series A Warrant entitled the holder to purchase one common share and one Series B Warrant at an exercise price of $0.11. Each Series B Warrant entitled the holder to purchase one additional common share at an exercise price of $0.11. The investors exercised 200,000 of their Series A Warrants in October 2004, resulting in the issuance of 200,000 common shares and 200,000 Series B Warrants, and subsequently exercised the balance of their Series A and Series B Warrants in November 2004 and February 2005.

We completed a private placement of units to one Canadian private investor in December 2003 at a purchase price of US$.08 per unit. We received $40,000 in gross proceeds from the sale of 500,000 units. Each unit consisted of one common share and one Series A Warrant. Each Series A Warrant entitled the holder to purchase one common share and one Series B Warrant at an exercise price of $0.08. Each Series B Warrant entitled the holder to purchase one additional common share at an exercise price of $0.08. The investor exercised all of his 500,000 Series A Warrants in June 2004, resulting in the issuance of 500,000 common shares and 500,000 Series B Warrants, and subsequently exercised the Series B Warrants in September 2004.

For more information on our share capital, options and warrants please see our consolidated financial statements for the three years ended October 31, 2005 beginning on page F-1 of our Annual Report on Form 20-F for the year ended October 31, 2005.

SELLING SHAREHOLDERS

The selling shareholders are eligible to offer and sell up to a total of 8,750,000 common shares under this prospectus. The following table sets forth:

•	the name of each selling shareholder;

•	the number of common shares beneficially owned by each selling shareholder as of the date of this prospectus, assuming exercise of all outstanding options;

•	the maximum number of common shares beneficially owned by each selling shareholder that may be offered pursuant to this prospectus, some or all of which may be sold pursuant to this prospectus; and

•
the number of common shares that would be beneficially owned by each selling shareholder after the completion of this offering, assuming the sale pursuant to this offering of all shares that are beneficially owned by such selling shareholder and offered pursuant to this prospectus.

The information set forth in the table below is based on 75,219,449 common shares outstanding as of March 31, 2006, which includes all of the shares the selling shareholders are eligible to offer under this prospectus and assumes the exercise of all stock options outstanding as of the date of this prospectus and exercisable within 60 days after such date, but does not take into account common shares issuable upon exercise of warrants. All information with respect to share ownership has been provided by the selling shareholders. This table has been prepared to comply with the rules and regulations of the Commission but does not reflect any knowledge that we have with respect to the present intent of the persons listed as selling shareholders. The shares covered by this prospectus may be offered by the selling shareholders or their transferees from time to time, in whole or in part.

Name of Selling Shareholder (3)	Number of Common Shares Beneficially Owned Prior to the Offering (1)		Number of Shares which may be Offered	Common Shares Beneficially Owned after the Offering (2)
	Number	Percent		Number	Percent
Salvatore Fuda, Chairman,	6,055,292	7.8%	3,600,000	2,455,292	3.3%

Joseph Fuda, President, Chief Executive Officer and Director,	1,851,780	4.7%	1,800,000	51,780	< 1.0%

Manoj Pundit, Secretary and Director,	602,478	1.3%	600,000	2,478	< 1.0%

Dan Amadori, Chief Financial Officer,	750,000	1.0%	750,000	None	0%

Steven Van Fleet, Director	600,000	< 1.0%	600,000	None	0%

Stephen Fleming, Director,	300,000	< 1.0%	300,000	None	0%

George A. Kennedy, Director,	300,000	< 1.0%	150,000	150,000	< 1.0%

Cynthia Kuper Chief Technology Officer	400,000	< 1.0%	400,000	None	0%

Larry Blue Director	300,000	< 1.0%	300,000	None	0%

Jason Baun Employee	100,000	< 1.0%	100,000	None	0%

Martha McGroarty, Employee	59,833	< 1.0%	50,000	9,833	< 1.0%

Nina George Employee	80,100	< 1.0%	50,000	30,100	< 1.0%

Joyce Brunton Employee	75,000	< 1.0%	50,000	25,000	< 1.0%

(1)
The amounts shown are derived from information available to the Company after taking reasonable efforts to determine the beneficial ownership of the selling shareholders listed. Beneficial ownership is determined in accordance with the rules and regulations of the Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common shares subject to options held by that person that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed outstanding.

(2)	Assumes the sale of all shares offered pursuant to this prospectus and no other purchases of our common shares.
(3)	The addresses of all of the selling shareholders are c/o Micromem Technologies Inc., 777 Bay Street, Suite 1910, Toronto, Ontario M5G 2E4.

USE OF PROCEEDS

The proceeds from the sale of the common shares offered pursuant to this prospectus are solely for the account of the selling shareholders. We will not receive any of the proceeds from any sale of shares by the selling shareholders.

PLAN OF DISTRIBUTION

The selling shareholders may sell all or a portion of the shares offered under this prospectus from time to time in transactions, including one or more block transactions, on the OTC Bulletin Board, in the public market off the OTC Bulletin Board, in privately negotiated transactions, or in a combination of such transactions. Each sale may be made either at the market price prevailing at the time of sale or at a negotiated price. The selling shareholders may effect these transactions by selling their shares directly to purchasers or to or through a broker or brokers, which may act as agents or principals. These brokers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Any shares covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions and other expenses incurred by a selling shareholder will be paid by that selling shareholder.

The selling shareholders and any brokers that act in connection with the sale of the shares might be deemed to be “underwriters“ within the meaning of Section 2(11) of the Securities Act. Consequently, any commissions received by these broker and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent or dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because the selling shareholders may be deemed to be “underwriters“ within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq National Market pursuant to Rule 153 under the Securities Act.

LEGAL MATTERS

The validity of the issuance of the common shares being offered hereby will be passed upon by Chitiz Pathak LLP of Toronto, Ontario.

EXPERTS

The financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 20-F for the year ended October 31, 2005 have been audited by Schwartz Levitsky Feldman LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 20-F for the year ended October 31, 2004 have been audited by Grant Thornton LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements incorporated by reference from the Company’s annual report on Form 20-F for the year ended October 31, 2003 have been audited by Ernst & Young LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

OFFERING EXPENSES

We will bear all costs, expenses and fees in connection with the registration of the common shares offered by this prospectus. The selling shareholders will bear brokerage commissions and similar selling expenses, if any, attributable to the sale of common shares, as well as any fees and disbursements of counsel to the selling shareholders.

The following table sets forth the estimated expenses payable by us in connection with the offering described in this registration statement. All amounts are subject to future contingencies other than the SEC registration fee.

$
Securities and Exchange Commission Registration Fee	176.34
Printing and Engraving Expenses	100.00
Legal Fees and Expenses	10,000.00
Accounting Fees and Expenses	7,500.00
Blue Sky Qualification Fees and Expenses	-
Miscellaneous	-
Total	17,776.34

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Reference is made to Section 136 of the Business Corporations Act (Ontario), which provides:

Indemnification of Directors

(1)
A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgement, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or body corporate, if,

(a)	he or she acted honestly and in good faith with a view to the best interests of the corporation; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

(2)
A corporation may, with the approval of the court, indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgement in its favor, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfils the conditions set out in clauses (1)(a) and (b).

(3)
Despite anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect to all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity,

(a) was substantially successful on the merits in his or her defense of the action or proceeding; and

(b) fulfils the conditions set out in clauses (1)(a) and (b).

Liability Insurance

(4)	A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against the liability incurred by the person,

(a)
in his or her capacity as a director or officer of the corporation, except where the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the corporation; or

(b)
in his or her capacity as a director or officer of another body corporate where the person acts or acted in that capacity at the corporation’s request, except where the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the body corporate.

Application to court

(5)
A corporation or a person referred to in subsection (1) may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

(6)	Upon an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

Reference is made to Paragraph 25 of the Company’s Bylaw No. 1, which sets forth the following provisions relating to the indemnification of directors and officers:

“The Corporation shall indemnify the directors and officers of the Corporation, former directors or officers of the Corporation or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor and his heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or body corporate and with the approval of the court in respect of an action by or on behalf of the Corporation or body corporate to procure a judgment in its favour to which he is made a party by reason of being or having been a director or officer of the Corporation or body corporate against all costs, charges and expenses reasonably incurred by him in connection with such action, if, he acted honestly and in good faith with a view to the best interests of the Corporation; and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.”

Reference is made to Paragraph 26 of the Company’s Bylaw No. 1, which sets forth the following provisions relating to insurance for directors and officers:

“The Corporation may purchase and maintain insurance for the benefit of the directors or officers of the Corporation, former directors or officers of the Corporation or persons who act or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor and his heirs and legal representatives against any liability incurred by him, in his capacity as a director or officer of the Corporation, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the Corporation; or in his capacity as a director or officer of another body corporate where he acts or acted in that capacity at the Corporation’s request, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Micromem Technologies Inc. (the “Registrant”) with the Commission are incorporated by reference in this Registration Statement:

(i)	our Annual Report on Form 20-F for the fiscal year ended October 31, 2005, filed with the SEC on February 28, 2006;

(ii)
our Report on Form 6-K dated March 1, 2006 (filed with the SEC on March 2, 2006), our Report on Form 6-K dated March 2, 2006 (filed with the SEC on March 2, 2006), our Report on Form 6-K dated March 7, 2006 (filed with the SEC on March 7, 2006) ), our Report on Form 6-K dated March 30, 2006 (filed with the SEC on March 30, 2006), our Report on Form 6-K dated March 31, 2006 (filed with the SEC on April 3, 2006) and our Report on Form 6-K dated April 3, 2006 (filed with the SEC on April 3, 2006); and

(iii)
the description of our common shares which is contained under the heading “Description of Securities to be Registered” in the prospectus that is part of our Registration Statement on Form 20-F filed pursuant to Section 12(g) of the Securities Exchange Act of 1934 (SEC file no. 000-26005), and any amendment or report filed for the purpose of updating such description.

All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act by the registrant subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities being offered pursuant hereto have been sold or which deregisters all of such securities then remaining unsold, also shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement made in this prospectus, a prospectus supplement or a document incorporated by reference in this prospectus or a prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus and any applicable prospectus supplement to the extent that a statement contained in an amendment to the registration statement, any subsequent prospectus supplement or in any other subsequently filed document incorporated by reference herein or therein adds, updates or changes that statement. Any statement so affected will not be deemed, except as so affected, to constitute a part of this prospectus or any applicable prospectus supplement.

Item 4. DESCRIPTION OF SECURITIES

Not applicable.

Item 5. INTEREST OF NAMED EXPERTS AND COUNSEL

Certain legal matters in connection with the common shares being issued by the Company and registered pursuant to this Registration Statement have been passed upon for us by Chitiz Pathak LLP, Toronto, Ontario. Manoj Pundit, Secretary and a Director of the Company, is a partner at Chitiz Pathak LLP. Mr. Pundit is one of the selling shareholders named herein and may offer up to 600,000 common shares pursuant to this prospectus. Mr. Pundit owns less than 2% of all issued and outstanding common shares of the Company.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Reference is made to Section 136 of Business Corporations Act (Ontario), which provides:

Indemnification of Directors

(1)
A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgement, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or body corporate, if,

(a)	he or she acted honestly and in good faith with a view to the best interests of the corporation; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

(2)
A corporation may, with the approval of the court, indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgement in its favor, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfils the conditions set out in clauses (1)(a) and (b).

(3)
Despite anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect to all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity,

(a)	was substantially successful on the merits in his or her defense of the action or proceeding; and

(b)	fulfils the conditions set out in clauses (1)(a) and (b).

Liability Insurance

(4)	A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against the liability incurred by the person,

(a)
in his or her capacity as a director or officer of the corporation, except where the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the corporation; or

(b)
in his or her capacity as a director or officer of another body corporate where the person acts or acted in that capacity at the corporation’s request, except where the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the body corporate.

Application to court

(5)
A corporation or a person referred to in subsection (1) may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

(6)	Upon an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

Reference is made to Paragraph 25 of the Corporation’s Bylaw No. 1, which sets forth the following provisions relating to the indemnification of Directors and Officers:

“The Corporation shall indemnify the directors and officers of the Corporation, former directors or officers of the Corporation or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor and his heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or body corporate and with the approval of the court in respect of an action by or on behalf of the Corporation or body corporate to procure a judgment in its favour to which he is made a party by reason of being or having been a director or officer of the Corporation or body corporate against all costs, charges and expenses reasonably incurred by him in connection with such action, if, he acted honestly and in good faith with a view to the best interests of the Corporation; and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.”

Reference is made to Paragraph 26 of the Corporation’s Bylaw No. 1, which sets forth the following provisions relating to insurance for Directors and Officers:

“The Corporation may purchase and maintain insurance for the benefit of the directors or officers of the Corporation, former directors or officers of the Corporation or persons who act or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor and his heirs and legal representatives against any liability incurred by him, in his capacity as a director or officer of the Corporation, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the Corporation; or in his capacity as a director or officer of another body corporate where he acts or acted in that capacity at the Corporation’s request, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.”

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

Item 8. EXHIBITS

Exhibit Number	Description

4.1	Articles of Incorporation of the Company and amendments thereto in effect as of January 11, 2000 (1)

4.2	Articles of Amendment, dated as of October 17, 2001, to the Company’s Articles of Incorporation (2)

4.3	Articles of Amendment, dated as of June 24, 2002, to the Company’s Articles of Incorporation (2)

4.4	By-Laws of the Company in effect as of January 11, 2002 (1)

4.5	Amendment to the By-Laws of the Company (2)

4.6	Amended and Restated Directors, Officers and Employees Stock Option Plan of Micromem Technologies Inc. dated effective April 8, 2005*

5.1	Opinion of Chitiz Pathak LLP regarding legality of common shares being offered*

23.1	Consent of Schwartz Levitsky Feldman LLP*

23.2	Consent of Grant Thornton LLP*

23.3	Consent of Ernst & Young LLP*

23.4	Consent of Chitiz Pathak LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (contained on the signature page hereto)*

*	Filed herewith

(1)	Incorporated herein by reference to certain exhibits to the Company’s Registration Statement on Form 20-F/A, filed with the Securities and Exchange Commission on January 11, 2000.

(2)	Incorporated herein by reference to certain exhibits to the Company's Annual Report on Form 20-F for the year ended October 31, 2002.

Item 9. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or ant material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15 (d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424, any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant, the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant, and any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on this 19th day of May, 2006.

MICROMEM TECHNOLOGIES INC.

By:	/s/ Joseph Fuda
Name: Joseph Fuda
Title: President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each officer or director of Micromem Technologies Inc. whose signature appears below constitutes and appoints Manoj Pundit and Joseph Fuda, each respectively his true and lawful attorney-in-fact and agent, with full and several power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, and supplements to this Registration Statement, and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) under the Securities Act, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Joseph Fuda Joseph Fuda	President, Chief Executive Officer and Director (Principal Executive Officer)	May 19, 2006
/s/ Dan Amadori Dan Amadori	Chief Financial Officer (Principal Financial and Accounting Officer)	May 19, 2006
/s/ Salvatore Fuda Salvatore Fuda	Chairman of the Board of Directors	May 19, 2006
/s/ Charles A. Harnick Q.C. Charles Harnick, Q.C.	Director	May 19, 2006
/s/ David Sharpless David Sharpless	Director	May 19, 2006
/s/ Steven Van Fleet Steven Van Fleet	Director	May 19, 2006
/s/ Stephen Fleming Stephen Fleming	Director	May 19, 2006
/s/ George A. Kennedy George A. Kennedy	Director	May 19, 2006
/s/ Manoj Pundit Manoj Pundit	Secretary and Director	May 19, 2006
/s/ Larry Blue Larry Blue	Director	May 19, 2006

Pursuant to the requirements of Section 6(a) of the Securities Act, as amended, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Micromem Technologies Inc. in the United States, in the City of New York, in the State of New York, U.S.A., on May 19, 2006.

By: /s/ Scott A. Ziegler Scott A. Ziegler

EXHIBIT INDEX

Exhibit Number	Description

4.1	Articles of Incorporation of the Company and amendments thereto in effect as of January 11, 2000 (1)

4.2	Articles of Amendment, dated as of October 17, 2001, to the Company’s Articles of Incorporation (2)

4.3	Articles of Amendment, dated as of June 24, 2002, to the Company’s Articles of Incorporation (2)

4.4	By-Laws of the Company in effect as of January 11, 2002 (1)

4.5	Amendment to the By-Laws of the Company (2)

4.6	Amended and Restated Directors, Officers and Employees Stock Option Plan of Micromem Technologies Inc. dated effective April 8, 2005*

5.1	Opinion of Chitiz Pathak LLP regarding legality of common shares being offered*

23.1	Consent of Schwartz Levitsky Feldman LLP*

23.2	Consent of Grant Thornton LLP*

23.3	Consent of Ernst & Young LLP*

23.4	Consent of Chitiz Pathak LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (contained on the signature page hereto)*

*	Filed herewith

(1)	Incorporated herein by reference to certain exhibits to the Company’s Registration Statement on Form 20-F/A, filed with the Securities and Exchange Commission on January 11, 2000.

(2)	Incorporated herein by reference to certain exhibits to the Company's Annual Report on Form 20-F for the year ended October 31, 2002.